Exhibit 99.1

ANTARES PHARMA REPORTS FIRST QUARTER 2015

OPERATING AND FINANCIAL RESULTS

EWING, NJ, May 11, 2015 — Antares Pharma, Inc. (NASDAQ: ATRS) today reported operating and financial results for the first quarter ended March 31, 2015. The Company reported revenue of $8.3 million and net loss per share of $0.05. Antares ended the first quarter with $26.5 million in cash and investments and no debt.

Recent Developments and First Quarter 2015 Highlights

•	Priced a firm commitment underwritten public offering of 23,000,000 shares of the Company’s common stock, which includes 3,000,000 shares pursuant to the underwriters’ exercise of their option in full, at a purchase price to the public of $2.00 per share, resulting in net proceeds to the Company of $43.2 million (before estimated offering expenses payable by the Company). The offering is expected to close on or about May 11, 2015, subject to customary closing conditions.

•	Increased the number of prescriptions to 6,722 and unique prescribers of OTREXUP™ (methotrexate) injection to approximately 1,546 physicians at the end of the first quarter of 2015 as compared to 496 prescriptions and approximately 173 physicians at the end of the first quarter of 2014, according to Symphony Health Solutions.

•	Reported positive top-line pharmacokinetic results that showed that the primary endpoint was achieved in the Company’s ongoing, multi-center, phase 3 clinical study (QST-13-003) evaluating the efficacy and safety of testosterone enanthate administered once-weekly by subcutaneous injection using the QuickShot® auto injector in testosterone deficient adult males. The Company also received written recommendations from the U.S. Food and Drug Administration (FDA) related to its clinical development program for QuickShot® Testosterone (testosterone enanthate) injection (QS T). Based on the number of subjects in previous studies and in the current phase 3 study, the Company anticipates that it may need approximately 70 additional subjects exposed to QS T for six months.

•	Received notification from Ferring Pharmaceuticals Inc. (Ferring) of the approval of ZOMACTON™ (somatropin [rDNA origin]) for injection, and the 10 mg needle-free delivery system ZOMA-Jet™. Ferring purchased the U.S. rights to ZOMACTON™, formerly TEV-TROPIN®, and ZOMA-Jet™, formerly Tjet®, in December 2014 from Teva Pharmaceutical Industries, Ltd. Ferring developed and has marketed ZOMACTON™ outside of the U.S. since 1988 and in 47 countries globally.

•	Announced the settlement of all litigation between Antares and Medac Pharma, Inc. and its parent, medac GmbH. The settlement agreement provides for a royalty-free cross-license under the patents-in-suit and their families allowing the manufacture and sale of OTREXUP™ and Rasuvo™ in and for the U.S.

•	Announced that the FDA had issued a complete response letter regarding the Company’s Abbreviated New Drug Application (ANDA) for VIBEX® Sumatriptan Injection USP for the acute treatment of migraine, providing revisions to labelling and citing minor deficiencies.

•	Regained U.S. marketing rights to OTREXUP™ (methotrexate) injection for subcutaneous use for the psoriasis indication through the termination of an exclusive promotion and marketing agreement with LEO Pharma A/S, effective June 23, 2015.

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“In addition to solid financial performance in the first quarter, we are pleased that our public offering demonstrated renewed commitment from existing shareholders and enabled us to expand our shareholder base with several high-quality investors,” said Eamonn P. Hobbs, President and Chief Executive Officer of the Company. “We intend to continue to focus on the commercialization of OTREXUP and on our pipeline programs and device technology in order to remain opportunistic in the growing drug/device combination product marketplace.”

First Quarter 2015 Financial Results

Total revenue was $8.3 million for the three months ended March 31, 2015, compared to $5.2 million for the comparable period in 2014. See Table 1 attached for further details on revenues.

Product sales represent sales of our proprietary products and devices or device components to our customers. Product sales were $4.6 million for the three months ended March 31, 2015, compared to $1.8 million for the comparable period in 2014. The increase in product sales for the three months ended March 31, 2015 over the first quarter of 2014 was primarily driven by increased sales of Otrexup.

Development revenues represent amounts earned under arrangements with partners in which we develop new products on their behalf. Frequently, we receive payments from our partners that are initially deferred and recognized as revenue over a development period or upon completion of defined deliverables. Development revenue was $2.4 million for the three months ended March 31, 2015, compared to $1.4 million for the comparable period in 2014.

Licensing revenues represent the amounts recognized from up-front or milestone payments received from partners that are initially deferred and recognized over the life of our agreements. Licensing revenue was $0.9 million for the three months ended March 31, 2015 and for the comparable period in 2014. The licensing revenue is primarily related to recognition of deferred revenue in connection with our promotion and license agreement with LEO Pharma A/S for promotion of OTREXUP™ for the psoriasis indication.

Royalty revenue is recognized primarily from the in-market sales of products sold by our partners. Royalty revenue was $0.5 million for the three months ended March 31, 2015, compared to $1.0 million for the comparable period in 2014. The decrease in royalties is primarily due to the decision made by Teva in April 2014 to recall the drug product formerly known as Tev-Tropin® (not the device supplied by the Company).

Total gross profit increased in the first quarter of 2015 to $4.7 million compared to $4.0 million in the comparable period in 2014.

Total operating expenses were approximately $11.4 million in the first quarter of 2015 compared to $12.8 million in the comparable period in 2014. Operating expenses in 2015 decreased compared to the prior year as the 2014 expenses were primarily driven by costs associated with the launch of OTREXUP™ in the first quarter of 2014.

Net loss was approximately $6.8 million for the first quarter of 2015, compared to $8.8 million in the comparable period in 2014. Net loss per share was $0.05 for the quarter ended March 31, 2015 compared to $0.07 in the first quarter of 2014.

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At March 31, 2015, cash and investments totalled approximately $26.5 million compared to approximately $40.0 million at December 31, 2014.

Conference Call, Call Replay and Webcast

Antares Executives will provide a Company update and review first quarter 2015 operating results via webcast and conference call on Monday, May 11, 2015, at 8:30 a.m. ET (Eastern Time). The webcast of the conference call, which will include a slide presentation, can be accessed through the link located on the “ATRS Investor Information” section of the Company’s website (www.antarespharma.com) under the “Webcast” tab. Alternatively, callers may participate in the audio portion of the conference call by dialing 1-888-428-9473 (US), or 1-719-325-2362 (International). Callers should reference the Antares Pharma conference call or conference identification code 8070302. Callers can access the slide presentation on the “ATRS Investor Information” section of the Company’s website under the “Presentations” tab. Webcast and telephone replays of the conference call will be available from 11:30 a.m. ET on Monday, May 11, 2015 through 11:30 a.m. ET on Tuesday, May 26, 2015. To access the replay, callers should dial 1-888-203-1112 (US) or 1-719-457-0820 (International) and enter passcode 8070302.

About Antares Pharma

Antares Pharma focuses on self-administered parenteral pharmaceutical products. The Company’s product, OTREXUP™ (methotrexate) injection for subcutaneous use, is approved in the U.S. for the treatment of adults with severe active rheumatoid arthritis, children with active polyarticular juvenile idiopathic arthritis and adults with severe recalcitrant psoriasis. Antares Pharma is also developing QuickShot® Testosterone for testosterone replacement therapy and VIBEX® Sumatriptan for the acute treatment of migraines. The Company’s technology platforms include VIBEX® disposable auto injectors, disposable multi-use pen injectors and reusable needle-free injectors. Antares Pharma has a multi-product deal with Teva Pharmaceutical Industries, Ltd. that includes VIBEX® epinephrine, exenatide multi-dose pen, and another undisclosed multi-dose pen. Our reusable needle-free injector for use with human growth hormone (hGH) is sold worldwide by Ferring B.V.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements made with respect to the Company’s continued focus on the commercialization of OTREXUP and on its pipeline programs and device technology; the growth of the drug/device combination product marketplace; the timing of closing of the firm commitment underwritten public offering of 23,000,000 shares of the Company’s common stock at a purchase price to the public of $2.00 per share and net proceeds therefrom; and other statements regarding matters that are not historical facts, and involve predictions. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. In some cases you can identify forward-looking statements by terminology such as ‘‘may’’, ‘‘will’’, ‘‘should’’, ‘‘would’’, ‘‘expect’’, ‘‘intend’’, ‘‘plan’’, ‘‘anticipate’’, ‘‘believe’’, ‘‘estimate’’, ‘‘predict’’, ‘‘potential’’, ‘‘seem’’, ‘‘seek’’, ‘‘future’’, ‘‘continue’’, or ‘‘appear’’ or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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Contacts:

Jack Howarth

Vice President, Corporate Affairs

609-359-3016

jhowarth@antarespharma.com

TABLES FOLLOW

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ANTARES PHARMA, INC.

Table 1 - CONSOLIDATED REVENUE DETAILS

(amounts in thousands, except for percentages)

(unaudited)

	For the Three Months Ended March 31,		Increase
	2015	2014	(Decrease)
OTREXUP™	$3,004	$213	1,310%
Needle-free injector devices and components	1,421	1,256	13%
Auto injector and pen injector devices	198	336	(41)%

Total product sales	4,623	1,805	156%
Development revenue	2,388	1,421	68%
Licensing revenue	883	928	(5)%
Royalties	454	1,048	(57)%

Total revenue	$8,348	$5,202	60%

ANTARES PHARMA, INC.

Table 2 - CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

	For the Three Months Ended March 31,
	2015	2014
Product sales	$4,623	$1,805
Development revenue	2,388	1,421
Licensing revenue	883	928
Royalties	454	1,048

Total Revenue	8,348	5,202

Cost of revenue	3,675	1,177

Gross Profit	4,673	4,025

Research and development	4,378	4,533
Selling, general and administrative	7,037	8,300

Total Operating Expenses	11,415	12,833

Operating loss	(6,742)	(8,808)
Other income and expenses	(46)	13

Net loss	$(6,788)	$(8,795)

Basic and diluted net loss per common share	$(0.05)	$(0.07)

Basic and diluted weighted average common shares outstanding	131,745	129,656

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ANTARES PHARMA, INC.

Table 3 - CONSOLIDATED CONDENSED BALANCE SHEETS

(amounts in thousands)

	March 31, 2015	December 31, 2014
Assets
Cash and investments	$26,544	$40,031
Accounts receivable	4,208	3,510
Inventory	5,897	5,860
Equipment, molds, furniture and fixtures, net	13,105	10,829
Patent rights	2,779	2,885
Goodwill	1,095	1,095
Other assets	5,042	4,563

Total Assets	$58,670	$68,773

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$13,612	$15,707
Deferred revenue	9,908	11,870
Stockholder’s equity	35,150	41,196

Total Liabilities and Stockholders’ Equity	$58,670	$68,773

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